Exhibit 99.1

750 Route 202 South Suite 600 Bridgewater, NJ 08807

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

STOCK REPURCHASE PROGRAM

BRIDGEWATER, N.J. – May 3, 2011 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the leading provider of activation and enablement of cloud services, today announced that its Board of Directors has authorized a stock repurchase program under which the company may repurchase up to $20 million of its outstanding common stock. Synchronoss plans to make such purchases at prevailing prices over the next twelve months, subject to applicable rules and regulations of the Securities and Exchange Commission.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, “We believe today’s announced share repurchase program is in the best interest of Synchronoss and its stockholders as it will help to mitigate dilution from employee stock option exercises and shares issued in connection with our settlement of the FusionOne earn-out agreement.”

Any purchases under the stock repurchase program may be made, from time to time, in the open market, through block trades or otherwise. The program does not obligate Synchronoss to acquire any particular amount of common stock and purchases may be commenced or suspended at any time, or from time to time, without prior notice based on market conditions and other factors.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the world’s leading provider of transaction management, cloud enablement and connectivity services for connected devices, The company’s technology platforms ensure a simple and seamless on-demand channel for service providers and their customers. For more information visit us at:

Web: www.synchronoss.com
Blog: http://blog.synchronoss.com
Twitter: http://twitter.com/synchronoss

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and other documents filed with the U.S. Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts:
Investor: Tim Dolan 617-956-6727
investor@synchronoss.com

Media: Stacie Hiras 908-547-1260
stacie.hiras@synchronoss.com

The Synchronoss logo, Synchronoss, ConvergenceNow, InterconnectNow, ConvergenceNow Plus+ and SmartMobility are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.